Exhibit 99.2
Financial News Release

Contacts:
Lawrence D. Firestone	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
ADVANCED ENERGY ANNOUNCES RECORD BOOKINGS AND REVENUES
FOR THE SECOND QUARTER 2010
Fort Collins, Colo., July 21, 2010 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced financial results for the second quarter ended June 30, 2010. Total sales for the second quarter were $115.2 million, representing an all-time high for the company in a single quarter and producing earnings of $0.31 per diluted share. The results highlighted in this release include our Aera® mass flow controller business that is currently being divested, as well as the inclusion of two months of operating results from PV Powered.
“We had an outstanding second quarter, with $154 million in bookings and $115 million in revenue, including PV Powered and the flow business. As our semiconductor revenues continued to grow, the semiconductor industry demonstrated its momentum again this quarter,” said Dr. Hans Betz, chief executive officer.
“Our recent acquisition of PV Powered contributed significantly to our higher inverter revenues and backlog, which we anticipate will provide momentum for the second half of 2010. PV Powered also contributed to our bottom line, delivering a profitable second quarter ahead of expectations and making the acquisition immediately accretive. The addition of this excellent team and product line to our Solaron inverter business positions us to forge ahead and take the leading position in the US market for inverters and expand worldwide.”
“Additionally, today we announced that we are divesting our flow business. We see this move as a crucial part of our corporate strategy to focus the company on becoming the market leader in power conversion and capitalize on future growth opportunities.”
Semiconductor sales rose 9.9% sequentially to $53.5 million, representing 46.4% of total sales for the quarter. Sales to the non-semiconductor thin film markets increased 87.2% sequentially to $35.9 million, representing 31.2% of total sales for the quarter. Inverter sales grew substantially with the addition of PV Powered to $14.4 million to 12.5% of total sales compared to $2.3 million in the first quarter. Service revenue was flat sequentially at $11.4 million, representing 9.9% of total sales for the quarter.

Bookings for the second quarter, including $15.3 million for the mass flow controller business, hit a record of $154.3 million, or a 60.0% increase, compared to $96.7 million in the first quarter of 2010, resulting in a book-to-bill ratio of 1.34:1 for the second quarter. Ending backlog for the second quarter increased 52.0% sequentially to $123.6 million, including $14.4 million for the flow business, compared to $81.3 million at the end of the first quarter of 2010.
Advanced Energy also announced that it has entered into an agreement to sell its flow business, related product lines and all related assets including the real property in Japan to Hitachi Metals, Ltd. for $44 million in cash, subject to an adjustment based on inventory balance at closing. The company anticipates this transaction will close in the third quarter of 2010 subject to satisfaction of customary closing conditions.
As a result of this transaction, the financial results for our flow business will be recorded in discontinued operations on a net basis beginning with the second quarter 2010. These amounts are revenue of $15.1 million, gross profit of $5.3 million, operating expenses of $1.7 million and net income of $2.2 million, or $0.05 per diluted share in the quarter ended June 30, 2010. Comparable results for the flow business for the second quarter of 2009 were revenues of $3.7 million, gross profit of $0.6 million, operating expenses of $1.3 million and a net loss of $0.4 million, or $0.01 per diluted share. For comparative purposes, the financial results discussed below assume the adjustments for the divestiture have been made.
Excluding the flow business, sales for the second quarter of 2010 increased 43.6% to $100.1 million from $69.7 million in the first quarter of 2010, and up substantially from $31.9 million in the second quarter of 2009.
Gross margin for the second quarter was 44.5%, compared with 41.9% in the first quarter of 2010, as a result of higher revenues and leverage from overhead absorption. This compares to gross margin of 22.8% in the same period last year.
Operating expenses for the second quarter increased to $31.5 million. This increase was significantly driven by the addition of approximately two months of operating costs associated with the acquisition of PV Powered, including an additional $767,000 of amortization of acquired intangible assets.
Second quarter net income from continuing operations was $11.5 million or $0.26 per diluted share, compared to net income from continuing operations of $4.9 million or $0.11 per diluted share in the first quarter of 2010. In the same period a year ago, net loss from continuing operations was $16.0 million or a loss of $0.38 per share.

Cash, cash equivalents and investments were $128.9 million at the end of the second quarter, versus $163.4 million in the first quarter reflecting the $35 million payment for the PV Powered acquisition.
Third Quarter 2010 Guidance
The Company anticipates third quarter 2010 results from continuing operations, without revenues from the flow business, to be within the following ranges:
•	Sales of $130.0 million to $140.0 million

•	Earnings per share of $0.36 to $0.44
Announcement of Agreement to Sell Aera Flow Controller and Related Product Lines to Hitachi Metals, Ltd.
This earnings release should be read in conjunction with our press release regarding the sale of the Aera flow business transaction dated July 21, 2010.
Second Quarter 2010 Conference Call
Management will host a conference call tomorrow, Thursday July 22, 2010, at 8:30 a.m. Eastern Daylight Time to discuss Advanced Energy’s financial results. Domestic callers may access this conference call by dialing (888) 713-4717. International callers may access the call by dialing (816) 650-2836. Participants will need to provide a conference pass code 86106130. For a replay of this teleconference, please call (800) 642-1687 or (706) 645-9291, and enter the pass code 86106130. The replay will be available through 12:00 a.m. Eastern Daylight Time, July 24, 2010. A webcast will also be available on the Investor Relations web page at http://ir.advanced-energy.com.
About Advanced Energy
Advanced Energy (NASDAQ: AEIS — News) is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar-power generation. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.

Forward-Looking Language
The Company’s expectations with respect to guidance to financial results for the third quarter ending September 30, 2010 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the effects of global macroeconomic conditions upon demand for our products, the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry, the timing of orders received from customers, the company’s ability to realize cost improvement benefits, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advancedenergy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
###

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2010	2009	2010	2010	2009
Sales	$100,107	$31,898	$69,687	$169,794	$60,996
Cost of sales	55,548	24,616	40,480	96,028	47,644

Gross profit	44,559	7,282	29,207	73,766	13,352
	44.5%	22.8%	41.9%	43.4%	21.9%
Operating expenses:
Research and development	13,515	10,308	11,143	24,658	20,965
Selling, general and administrative	17,183	9,359	12,228	29,411	17,923
Impairment of goodwill	—	—	—	—	63,260
Amortization of intangible assets	767	—	—	767	102
Restructuring charges	—	739	—	—	4,135

Total operating expenses	31,465	20,406	23,371	54,836	106,384

Income (loss) from operations	13,094	(13,124)	5,836	18,930	(93,032)
Other income, net	220	627	386	606	909

Income (loss) from operations before income taxes	13,314	(12,497)	6,222	19,536	(92,123)
Provision (benefit) for income taxes	1,857	3,110	1,371	3,228	2,602

Net income (loss) from continuing operations	$11,457	$(15,607)	$4,851	$16,308	$(94,725)

Basic earnings (loss) per share	$0.27	$(0.37)	$0.12	$0.38	$(2.26)
Diluted earnings (loss) per share	$0.26	$(0.37)	$0.11	$0.38	$(2.26)

Basic weighted-average common shares outstanding	42,806	41,948	42,074	42,440	41,915
Diluted weighted-average common shares outstanding	43,327	41,948	42,680	43,004	41,915

GAIN (LOSS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$2,162	$(427)	$1,366	$3,529	$(1,072)

BASIC EARNINGS (LOSS) PER SHARE	$0.05	$(0.01)	$0.03	$0.08	$(0.03)
DILUTED EARNINGS (LOSS) PER SHARE	$0.05	$(0.01)	$0.03	$0.08	$(0.03)

NET INCOME (LOSS)	$13,619	$(16,034)	$6,217	$19,836	$(95,797)

BASIC EARNINGS (LOSS) PER SHARE	$0.32	$(0.38)	$0.15	$0.47	$(2.29)
DILUTED EARNINGS (LOSS) PER SHARE	$0.31	$(0.38)	$0.15	$0.46	$(2.29)

BASIC WEIGHTED—AVERAGE COMMON SHARES OUTSTANDING	42,806	41,948	42,074	42,440	41,915
DILUTED WEIGHTED—AVERAGE COMMON SHARES OUTSTANDING	43,327	41,948	42,680	43,004	41,915

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$116,795	$133,106
Marketable securities	12,066	44,401
Accounts receivable, net	75,175	50,267
Inventories, net	54,515	28,567
Deferred income taxes	9,183	9,223
Income taxes receivable	3,245	—
Assets held for sale	32,276	26,460
Other current assets	7,532	5,641

Total current assets	310,787	297,665

Property and equipment, net	22,244	18,687

Deposits and other	8,814	9,295
Goodwill and intangibles, net	98,139	—
Deferred income tax assets, net	20,268	19,479

Total assets	$460,252	$345,126

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$35,549	$23,802
Other accrued expenses	30,750	24,055
PVP Contingent liability	38,967	—
Liabilities of business held for sale	1,493	1,477

Total current liabilities	106,759	49,335

Long-term liabilities	42,860	17,457

Total liabilities	149,619	66,791

Stockholders’ equity	310,633	278,335

Total liabilities and stockholders’ equity	$460,252	$345,126

RECONCILIATION OF CONSOLIDATED STATEMENTS OF OPERATIONS (LOSS) FOR DISCONTINUED OPERATIONS
(in thousands)

	March 31, 2010			June 30, 2010
		Discontinued	Adjusted Q1		Discontinued	Adjusted Q2
	Consolidated	Operations	2010	Consolidated	Operations	2010
Total sales	$81,552	$11,865	$69,687	$115,191	$15,084	$100,107
Cost of sales	48,444	7,964	40,480	65,302	9,754	55,548

Gross profit	33,108	3,901	29,207	49,889	5,330	44,559

OPERATING EXPENSES:
R&D	11,590	447	11,143	13,959	444	13,515
Selling, general and administrative	13,283	1,054	12,228	18,342	1,159	17,183
Intangible amortization	122	122	—	891	124	767

Total Operating Expenses	24,995	1,623	23,371	33,192	1,727	31,465

Operating Income	8,113	2,278	5,836	16,697	3,603	13,094
Other Income (Expense)	386	—	386	220		220

Pre-tax income	8,499	2,278	6,222	16,917	3,603	13,314
Provision for income taxes	2,282	911	1,371	3,299	1,442	1,857

Net Income	$6,217	$1,367	$4,851	$13,618	$2,161	$11,457

Diluted Earnings per Share	$0.15	$0.03	$0.11	$0.31	$0.05	$0.26